Exhibit 99.1

Investor Relations

eOn Communications Corporation

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, April 3, 2008

eOn Communications Announces Additional Reorganization Steps

SAN JOSE, CA (April 3, 2008) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported additional changes designed to improve profitability and better focus product development for its U.S. and China customer base and market opportunities.

After reviewing the effectiveness of multiple Engineering efforts, the Company has concluded that we need to reduce the multiple offshore facilities currently supported by eOn. Effective May 1, 2008, eOn will no longer maintain an engineering presence in India. Engineering emphasis will remain within the North American based teams in San Jose California, Kennesaw Georgia, Corinth Mississippi, and Guelph Canada with expanding engineering resources in China.

In addition to these changes, eOn’s Chief Operating Officer, Mitch Gilstrap, has resigned to pursue other opportunities and eOn’s Chief Technology Officer, Vijay Sharma, has departed eOn Communications focusing his efforts on new directions.

Under the guidance of our Board of Directors and senior executive officers, we are placing a strong emphasis on our existing customers and market base, consolidation, and targeted product/market development in a concerted effort to return to profitability.

About eOn Communications

eOn Communications Corporation is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

###

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

# # #